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                                                                    EXHIBIT 99.1

                      [LETTERHEAD OF CITY NATIONAL BANK]

CONTACTS:
                  FINANCIAL/INVESTORS:
                  Frank Pekny (City National), (310) 888-6700
                  Ian Campbell (Abernathy MacGregor Group), (213) 630-6550

                  MEDIA:
                  Mary Schaubert (City National), (213) 833-4710
                  Alan Maltun (Abernathy MacGregor Group), (626) 441-9093


FOR IMMEDIATE RELEASE


                       CITY NATIONAL CORPORATION ANNOUNCES
                    TERMS OF $150 MILLION SUBORDINATED NOTES

         LOS ANGELES, CA, (August 24, 2001) -- City National Corporation (NYSE:
CYN) today announced the pricing of $150 million of 10-year Subordinated Notes offered by its wholly owned subsidiary, City National Bank.

         The Subordinated Notes have a coupon of 6.75 percent per annum and a maturity due date of September 1, 2011. The first interest pay date is March 1, 2002.

         These Subordinated Notes qualify as Tier II capital for bank regulatory purposes. Proceeds will be used for general corporate purposes.

         "To support the continuing growth of City National Bank, which now has assets in excess of $9.1 billion, we announced our second Subordinated Debt offering in three-and-a-half years, to take advantage of an attractive opportunity to enhance our strong capital position and add to long-term shareholder value," said Russell Goldsmith, chairman and CEO of City National Bank. "The funds raised from this offering will help increase our capabilities to serve our clients as California's Premier Private and Business Bank(SM)."


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         The Subordinated Notes were offered only to accredited investors with a minimum investment of $250,000, in $1,000 increments. Credit Suisse First Boston served as lead manager and agent for placement of the debt offering. The co-manager group included City National Securities, Inc., a subsidiary of City National Bank; Goldman, Sachs & Co.; Lehman Brothers; Morgan Stanley; and
Salomon Smith Barney.

         City National Corporation is a publicly owned financial services corporation headquartered in California with $9.1 billion in assets. Its stock is traded on the New York Stock Exchange under the symbol "CYN." The corporation's wholly owned subsidiary, City National Bank, provides banking, trust and investment services through its 49 offices in Contra Costa, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura counties.

         For more information about City National, please visit the company's Web site at cnb.com.

         This news release contains forward-looking statements about the corporation for which the corporation claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the corporation's ability to control or predict, could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include (1) an economic slowdown in California, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the corporation's market, and (5) higher than expected credit losses. For a more complete discussion of these risks and uncertainties, see the corporation's quarterly report on Form 10-Q for the quarter-ended June 30, 2001 and particularly the section of Management's Discussion and Analysis therein entitled Cautionary Statement for Purposes of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995.

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